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                                                                    EXHIBIT 99.1

[O'CHARLEY'S INC. LOGO]                                       [FORBES 2002 LOGO]
NEWS RELEASE

CONTACT:   A. Chad Fitzhugh
           Chief Financial Officer
           (615) 782-8818


                         O'CHARLEY'S ANNOUNCES PROPOSED
                       SENIOR SUBORDINATED NOTES OFFERING

NASHVILLE, Tenn. (October 21, 2003) -- O'Charley's Inc. (NASDAQ/NM: CHUX) today announced that it intends to offer, subject to market and other conditions, $125 million in aggregate principal amount of senior subordinated notes due 2013. The notes will be offered to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the "Securities Act") and outside the United States pursuant to Regulation S under the Securities Act. The interest rate, offering price, ultimate aggregate principal amount and other terms of the notes are to be determined by negotiations between the Company and the initial purchasers of the notes. The notes will be guaranteed on an unsecured, senior subordinated basis by certain of the Company's subsidiaries. The Company plans to use the net proceeds of the offering together with the net proceeds the Company has received from a recently completed sale and leaseback transaction to repay the outstanding term loan and a portion of the currently outstanding revolving credit loans under the Company's senior secured credit facility.

         The securities have not been registered under the Securities Act or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state laws.

         This press release shall not constitute an offer to sell or a solicitation of an offer to purchase any of these securities, and shall not constitute an offer, solicitation or sale in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful. This press release is being issued pursuant to and in accordance with Rule 135c under the Securities Act.

         The foregoing statements regarding the Company's intentions with respect to the contemplated offering and other transactions described above are forward-looking statements under the Private Securities Litigation Reform Act of 1995, and actual results could vary materially from the statements made. The Company's ability to complete the offering and other transactions described above successfully is subject to various risks, many of which are outside of its control, including prevailing conditions in the capital markets and other risks and uncertainties as detailed from time to time in the reports filed by the Company with the Securities and Exchange Commission.


                                      -END-

            3038 Sidco Drive * Nashville, TN  37204 * (615) 256-8500